Exhibit 5.2

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref | 01414323	Your ref |	Date | 2 June 2015

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4 Ireland

Re:	Endo International plc (the Company)

Dear Sirs,

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 534814) in connection with the filing of a Registration Statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the SEC) pursuant to which we understand the Company will register, under the Securities Act of 1933, as amended, (i) ordinary shares of the Company, par value $0.0001 per share (the Shares), (ii) debt securities (the Debt Securities), which may be issued in one or more series under one or more indentures (each an Indenture) entered into or proposed to be entered into between the Company and Wells Fargo Bank, National Association, as trustee and evidenced by one or more debt security certificates (iii) warrants to purchase the Shares, Debt Securities or other securities (the Warrants) which may be issued under one or more warrant agreements (each a Warrant Agreement) proposed to be entered into between the Company and warrant agents to be named therein and evidenced by one or more warrant certificates, (iv) subscription rights to purchase the Shares, Debt Securities or other securities (the Subscription Rights) which may be issued under one or more subscription rights agreements (each a Subscription Rights Agreement) proposed to be entered into between the Company and an agent or agents and evidenced by one or more subscription rights certificates, (v) share purchase contracts to purchase the Shares (the Share Purchase Contracts), which may be issued under one or more share purchase contract agreements proposed to be entered into by the Company and a share purchase agent or agents and evidenced by one or more share purchase contract certificates and (vi) share purchase units (the Share Purchase Units) consisting of Share Purchase Contracts, Warrants and/or Debt Securities issued by the Company or debt obligations of third parties, including U.S. Treasury securities, other share purchase contracts or ordinary shares, which may be issued under one or more share purchase unit agreements proposed to be entered into by the Company and a share purchase unit agent or agents to be named and evidenced by one or more share purchase unit certificates, and such indeterminate number of Shares and amount of Debt Securities, Warrants, Subscription Rights, Share Purchase Contracts and Share Purchase Units, as may be issued pursuant to anti-dilution adjustments, in amounts, at prices and on terms to be determined at the time of offering (collectively, Indeterminate Securities). The Registration Statement also relates to the sale of the Shares from time to time by certain shareholders of the Company to be named in a prospectus supplement, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the Secondary Shares). The Shares, the Debt Securities, the Warrants, the Subscription Rights, the Share Purchase Contracts, the Share Purchase Units, the Indeterminate Securities and Secondary Shares are collectively referred to as the “Offered Securities”.

In connection with this Opinion, we have reviewed (i) the Registration Statement, (ii) the Indenture relating to Debt Securities and the form of Global Debt Certificate included therein, to be filed as Exhibit 4.2 to the Registration Statement, and (ii) copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 2 June 2015 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual

Dublin	Belfast	London	New York	San Francisco	Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey
C.E. Gill	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino
E.M. FitzGerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane
B.M. Cotter	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy

Consultants: J.R. Osborne S.W. Haughey T.V. O’Connor Professor J.C.W. Wylie A.F. Browne M.A. Greene A.V. Fanagan J.A. O’Farrell I.B. Moore J.H. Hickson

matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that, at the time of the issuance of the Shares, a sufficient number of ordinary shares will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s Memorandum and Articles of Association, that the consideration for the issuance of such Shares will not be less than the par value of the ordinary shares, and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such ordinary shares on a non-pre-emptive basis.

We have further assumed that, at the time of the issuance of the Offered Securities, pursuant to the Company’s Memorandum and Articles of Association, that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Offered Securities and that such Offered Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Offered Securities agreement and in the manner contemplated by the applicable prospectus and that such Offered Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We have further assumed that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Offered Securities will be issued in accordance with such resolutions and authorities.

We have further assumed that the terms of the Offered Securities of the Company will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Indenture, the Offered Securities of the Company and each Warrant Agreement, Subscription Rights Agreement, Share Purchase Contract Agreement and Share Purchase Unit Agreement, will not violate, conflict with or constitute a default under (i) the memorandum and articles of association of the Company, (ii) any agreement or instrument to which the Company or its properties are subject, (iii) any law, rule or regulation to which the Company or its properties is subject, (iv) any judicial or regulatory order or decree of any governmental authority or (v) any consent, approval, license, authorisation or validation of, or filing, recording or registration with, any governmental authority.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Offered Securities in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Offered Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Offered Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Offered Securities and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Offered Securities.

Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 2 June 2015, we are of the opinion that:

•	the Company is a company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland;

•	the Shares, when issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable); and

•	the Debt Securities, Warrants, Subscription Rights, Share Purchase Contracts and Share Purchase Units when (i) issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, (ii) if appropriate, authenticated in the manner set forth in the applicable Indenture, Warrant Agreement, Subscription Rights Agreement, share purchase contract agreement or share purchase unit agreement (iii) delivered against due payment therefor, and (iv) the applicable Indenture, Warrant Agreement, Subscription Rights Agreement, share purchase contract agreement or share purchase unit agreement has been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized and validly issued.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent, other than Skadden, Arps, Slate, Meagher & Flom LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

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